Exhibit 10.1

Friday, February 4th, 2022

Marc Grasso, MD

1607 Willow Avenue

Burlingame CA 94010

mgrasso353@gmail.com

Mobile: (917) 690-1994

Dear Marc,

On behalf of Alector, LLC (the “Company”), we are very pleased to provide this offer of employment as Chief Financial Officer and to set forth the terms of your employment with the Company. As part of the Alector team, you will play a vital role in our mission to develop therapies that empower the immune system to cure neuro-degeneration and cancer.

1.
Role overview: You will be an exempt, salaried employee serving full-time as Chief Financial Officer. You will be responsible for duties customarily performed by an executive in such position, and such other duties consistent with your position that may be assigned to you by the Company. You will report to Arnon Rosenthal, Chief Executive Officer. The Company may modify job titles, reporting relationships, salaries and benefits, and other terms and conditions of employment from time to time as it deems necessary and in its sole discretion depending on business needs.

2.
Start Date: Your start date will be the first business day after the last business day with your current employer (the “Start Date”). Your start date shall be up to four weeks after you tender your resignation so that you can give your current employer four weeks’ notice. You will promptly notify Alector on the day that you have given notice, so that your onboarding can be planned.

3.
Location: Alector headquarters in South San Francisco, CA.

4.
Salary: If you decide to join us, you will receive an annualized base salary of $480,000.00 (equivalent to a monthly salary of $40,000.00), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. The base salary shall be reviewed annually by the Company.

5.
Bonus: You will be eligible for a performance bonus of up to 40% of your annualized base salary in each calendar year during your employment with the Company and subject to the approval of the Company’s Board of Directors or Compensation Committee thereof (the “Board”). This bonus is based on your individual performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole

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discretion in accordance with certain milestones to be mutually agreed upon between you and the Board by the end of the first quarter of each year. You must be actively employed with the Company at the time the bonus is paid in order to have earned any bonus for a calendar year.

6.
Signing bonus: Contingent upon accepting this offer, you will receive a sign-on bonus in the gross amount of $103,000 (less applicable taxes and withholdings), payable with your first payroll.

7.
Equity: In addition, if you decide to join the Company on the Start Date you shall receive the following equity incentive grants:

a.
Stock Option Grant. You shall receive an option grant to purchase 450,000 shares of Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date that the Board approves the grant (such date is the “Equity Grant Date”), in accordance with the Company’s policy regarding new hire equity grants. Shares shall vest monthly over 48 months in equal monthly amounts subject to your continued employment with the Company.
b.
Annual Grant. You shall be eligible for, subject to the Board’s approval, a full-year equity award during Alector’s annual granting cycle in Q3, 2022.

These option grants shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and applicable Stock Option Agreement, Restricted Stock Agreement or Performance Share Agreement, including vesting requirements (the “Equity Agreements”). No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. In the event of any conflict between the terms of this offer letter and the Equity Incentive Plan and the Equity Agreements, the terms of the Equity Agreements shall prevail, with one specific exception to this being the removal of the one-year cliff for your new hire grant (as detailed in 7.a.).

8.
Benefits: You also will be eligible for the following standard Company benefits: medical insurance for you and your family; 401(k); sick leave; paid holidays; and paid time off, in accordance with the Company’s benefit plans and policies, as amended from time to time. Information about these benefits are provided in the Employee Handbook and plan documents, including Summary Plan Descriptions, which are available for your review. In the event of any conflict between this letter or any oral statement regarding your benefits and the applicable plan documents, the applicable plan documents will control. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time with reasonable advance notice, as may be required by law.

9.
Severance: Effective as of the Start Date, you and the Company shall enter into the form of Change in Control and Severance Agreement, which shall be applicable to you based on your position within the Company. The severance agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying

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terminations of your employment with the Company, which will be at a Tier 2 level under the form severance agreement. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time.

10.
Terms of employment: The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. Neither this offer letter nor any other verbal representations made during the interview process or during your employment will confer any right to continuing employment. Your at-will employment status can be changed only in a written agreement signed by the Company’s President.

11.
The Company may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer or your continued employment is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. The Company will share a written Background Check Disclosure and Authorization form with you, along with a Statement of Consumer Rights and a Summary of Your Rights under the FCRA advising you that you have the right to dispute any derogatory information that is contained within your background report. If the results of your background check removes you from consideration for hiring, we will send you a pre-adverse action letter. You should not take any action in reliance upon this offer, such as providing notice of resignation to your current employer, until after you receive confirmation from us that you have successfully completed the background and reference checks.

12.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

13.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any qualifying invention made during or subsequent to your employment at the Company, and non-disclosure of Company proprietary information. A copy of this agreement is enclosed. If you accept our

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offer of employment, we must receive your signed agreement before your first day of employment.

14.
As a further condition of your employment, you and the Company also agree to enter into a Mutual Dispute Resolution Agreement by which you and the Company agree to submit certain claims to binding arbitration. A copy of the Mutual Agreement to Arbitrate Claims is enclosed. If you accept our offer of temporary employment, we must receive your signed Mutual Agreement to Arbitrate Claims before your first day of employment.

15.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Employee Handbook.

16.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We are excited by the prospect of you joining us as Alector. If you have any questions, please do not hesitate to reach out.

To accept the Company’s offer, please sign and date this letter in the space provided below.

This letter and its attachments, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, and including our prior offer of employment that was signed and dated January 9th, 2022. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 6:00pm Pacific Time on Sunday, February 6th, 2022.

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We look forward to your favorable reply and to working with you at Alector.

Sincerely,

/s/ Arnon Rosenthal

Arnon Rosenthal, PhD
Co-Founder and CEO

Agreed to and accepted:

Signature: /s/ Marc Grasso Date: February 4, 2022

Marc Grasso, MD

Enclosures:

At-Will Employment, Confidential Information, and Invention Assignment Agreement

Mutual Dispute Resolution Agreement

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